Exhibit (i)

Stradley Ronon Stevens & Young, LLP 2600 One Commerce Square Philadelphia, PA 19103-7098 Telephone 215.564.8000 Fax 215.564.8120 www.stradley.com

December 5, 2013

Gottex Trust

28 State Street, 40th Floor

Boston, MA 02109

Re:	Gottex Trust

Registration Statement on Form N-1A

Ladies and Gentlemen:

We have acted as counsel to Gottex Trust, a statutory trust organized under the laws of the State of Delaware (the “Trust”), in connection with the filing by the Trust of the Registration Statement on Form N-1A under the Securities Act of 1933, as amended (the “Registration Statement”), relating to, among other matters, the registration of an unlimited number of Class A shares and Class I shares of beneficial interest, par value $0.001 per share (the “Shares”), of the Gottex Endowment Strategy Fund (the “Fund”).

In connection with giving this opinion, we have examined copies of: the Trust’s Certificate of Trust, as filed with the Secretary of State of Delaware on September 10, 2013; the Trust’s Agreement and Declaration of Trust (the “Trust Agreement”) dated September 5, 2013; Bylaws of the Trust (the “Bylaws”) dated September 5, 2013; resolutions of the Board of Trustees of the Trust adopted on September 5, 2013 and November 13, 2013 relating to the issuance and sale of the Shares (the “Resolutions”); a Certificate of Good Standing dated December 5, 2013 from the Secretary of State of Delaware; and originals or copies, certified or otherwise identified to our satisfaction, of such other documents and records as we have deemed necessary or advisable for purposes of this opinion. As to various questions of fact material to our opinion, we have relied upon information provided by officers of the Trust.

We have assumed the following for purposes of this opinion:

a)	The Trust will remain a valid and existing statutory trust under the laws of the State of Delaware.
b)	The provisions of the Trust Agreement and the Bylaws relating to the issuance of the Shares will not be modified or eliminated.
c)	The Resolutions will not be modified or withdrawn and will be in full force and effect on the date of each issuance of the Shares.
d)	The registration of an indefinite number of the Shares will remain effective.
e)	Each of the Shares will be sold for the consideration described in the then current summary prospectus (if any), statutory prospectus and statement of additional information of the Fund and the consideration received by the Trust will in each event be at least equal to the net asset value per share of such Shares.

Both the Delaware Statutory Trust Act, as amended, and the Trust Agreement provide that shareholders of the Trust shall be entitled to the same limitation on personal liability as is extended under the Delaware General Corporation Law, as amended, to stockholders of private corporations for profit. There is a remote possibility, however, that, under certain circumstances, shareholders of a Delaware statutory trust may be held personally liable for that trust’s obligations to the extent that the courts of another state that does not recognize such limited liability were to apply the laws of such state to a controversy involving such obligations. The Trust Agreement also provides for indemnification out of property of the Fund for all loss and expense of any shareholder held personally liable for the obligations of the Fund. Therefore, the risk of any shareholder incurring financial loss beyond his investment due to shareholder liability is limited to circumstances in which the Fund is unable to meet its obligations and the express limitation of shareholder liabilities is determined by a court of competent jurisdiction not to be effective.

Based on and subject to the foregoing, we are of the opinion that the Shares have been duly authorized and, when sold, issued and paid for as described in the Registration Statement, will be validly issued, fully paid and nonassessable.

We express no opinion concerning the laws of any jurisdiction other than the federal law of the United States of America and the laws of the State of Delaware applicable to trusts formed under the Delaware Statutory Trust Act, as amended, excluding securities or “blue sky” laws of the State of Delaware.

We consent to the filing of this opinion with the U.S. Securities and Exchange Commission as an exhibit to the Registration Statement and to the use of our name and to the reference to our firm under the caption “Other Service Providers—Fund Counsel” in the statement of additional information for the Fund, which is included in the Registration Statement.

Very truly yours,

STRADLEY RONON STEVENS & YOUNG, LLP

By: /s/ Matthew R. DiClemente

Matthew R. DiClemente, a Partner

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